Exhibit 3.93

SCC710N	COMMONWEALTH OF VIRGINIA
(07/07)	STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT

CHANGING THE NAME OF A VIRGINIA STOCK CORPORATION

By Unanimous Consent of the Shareholders

The undersigned, on behalf of the corporation set forth below, pursuant to § 13.1-710 of the Code of Virginia, states as follows:

1.	The current name of the corporation is CVG, Incorporated.

2.	The name of the corporation is changed to Kratos Systems and Solutions, Inc.

3.	The foregoing amendment was adopted by unanimous consent of the shareholders on April 19, 2013.
(date)

Executed in the name of the corporation by:

/s/ Deanna Lund	4-19-13
(signature)	(date)

Deanna Lund	Executive VP & CFO
(printed name)	(corporate title)

858 - 812 - 7300	0591847 - 9
(telephone number (optional))	(corporation’s SCC corporate ID no.)

(The execution must be by the chairman or any vice-chairman of the board of directors, the president, or any other of its officers authorized to act on behalf of the corporation.)

PRIVACY ADVISORY: Information such as social security number, date of birth, maiden name, or financial institution account numbers is NOT required to be included in business entity documents filed with the Office of the Clerk of the Commission: Any information provided on these documents is subject to public viewing.

SEE INSTRUCTIONS ON THE REVERSE

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, APRIL 23, 2013

The State Corporation Commission has found the accompanying articles submitted on behalf of Kratos Systems and Solutions, Inc. (formerly CVG, Incorporated) to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective April 23, 2013.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ James C. Dimitri
James C. Dimitri
Commissioner

ARTICLES OF MERGER

merging

ALPHA MERGER CORPORATION,

a Virginia corporation

with and into

CVG, INCORPORATED,

a Virginia corporation

Pursuant to the provisions of Section 13.1-720 of the Virginia Stock Corporation Act, as amended (the “VSCA”), the undersigned, on behalf of the corporations set forth below, hereby execute the following Articles of Merger and state as follows:

FIRST: The Plan of Merger (the “Plan”), pursuant to which Alpha Merger Corporation, a Virginia corporation (the “Merged Corporation”), will merge (the “Merger”) with and into CVG, Incorporated, a Virginia corporation and the surviving corporation in the Merger (the “Surviving Corporation”), is attached hereto as Exhibit A and made a part hereof. The Plan constitutes a “plan of merger” for the purposes of Article 12 of the VSCA.

SECOND: The Articles of Incorporation of the Surviving Corporation shall be amended and restated to read as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

THIRD: The Plan was adopted by the Board of Directors of the Merged Corporation in accordance with Section 13.1-718 of the VSCA on March 5, 2010. The Plan was adopted by the Board of Directors of the Surviving Corporation in accordance with Section 13.1-718 of the VSCA on March 4, 2010.

FOURTH: The Plan was approved by the unanimous consent of the shareholders of the Merged Corporation and by the unanimous consent of the shareholders of the Surviving Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Merged Corporation and the Surviving Corporation have caused these Articles of Merger to be executed in their respective names this 5th day of March, 2010.

ALPHA MERGER CORPORATION,
SCC ID no. 0719967-2

By:	/s/ Paul G. Casner, Jr.
	Name:	Paul G. Casner, Jr.
	Title:	President

CVG, INCORPORATED,
SCC ID no. 0591847-9

By:	/s/ Stephen Gizinski
	Name:	Stephen Gizinski
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO ARTICLES OF MERGER]

EXHIBIT A

PLAN OF MERGER

PLAN OF MERGER

merging

ALPHA MERGER CORPORATION,

a Virginia corporation,

with and into

CVG, INCORPORATED,

a Virginia corporation

1.                                      Merger. Alpha Merger Corporation (“Merger Sub”), a Virginia corporation and wholly-owned subsidiary of Integral Systems, Inc. (the “Acquiror”), a Maryland corporation, shall, upon the issuance by the State Corporation Commission of Virginia (the “SCC”), after determining that the Articles of Merger to be filed with the SCC in connection herewith (the “Articles of Merger”) comply with the requirements of applicable Law and that all required fees have been paid, of a certificate of merger, or at such later time as the parties thereto shall agree and as shall be specified in the Articles of Merger (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into CVG, Incorporated (“CVG”), a Virginia corporation incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”). CVG shall be, and shall continue as, the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of Merger Sub shall cease.

2.                                       Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and CVG shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and CVG shall be the debts, liabilities and duties of the Surviving Corporation.

3.                                       Articles of Incorporation and Bylaws; Directors and Officers.

(a)                                 The Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein or by applicable law, except that such Articles of Incorporation and Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “CVG, Incorporated.”

(b)                                 From and after the Effective Time, (i) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

4.                                      Effect of Merger on Outstanding Shares.

(a)                                 Definitions. For the purposes of this Plan of Merger,

(i)                                     “BB&T Fee Amount” shall mean $1,000,000.

(ii)                                  “Closing Date Equity Consideration” shall mean the amount calculated as follows: (A) $34,675,000, minus (B) the Stockholder Loan Repayment Amount, minus (C) the BB&T Fee Amount;

(iii)                               “Closing Date Merger Consideration” shall mean the difference between the Closing Date Equity Consideration and the Option Payment Amount;

(iv)                              “Closing Date Per Share Merger Consideration” shall mean:

(A)                             in the case of the Principal Stockholders, an amount calculated as follows: (1) the quotient of (x) the sum of the Closing Date Equity Consideration plus the aggregate exercise price of all outstanding Options as of March 1, 2010, divided by (y) the number of Fully Diluted Shares, minus (2) the quotient of the Escrow Amount divided by the number of Shares held by the Principal Stockholders; and

(B)                             in the case of all Stockholders other than Principal Stockholders, the quotient of (1) the sum of the Closing Date Equity Consideration plus the aggregate exercise price of all outstanding Options as of March 1, 2010, divided by (2) the number of Fully Diluted Shares;

(v)                                 “CVG Companies” shall mean, collectively, the wholly-owned subsidiaries of CVG;

(vi)                              “CVG Equity Plans” shall mean any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of CVG;

(vii)                           “CVG Stockholder Loans” shall mean the loans extended to CVG from time to time by Dana H. Dalton, Olin Biddy and John J. Stover;

(viii)                        “Escrow Agreement” shall mean the escrow agreement to be entered into in connection with the execution and delivery of the Merger Agreement;

(ix)                              “Excluded Shares” shall mean (A) CVG Shares owned by any CVG Company and (B) Dissenting Shares;

(x)                                 “Fully Diluted Shares” means the aggregate number of CVG Shares (other than CVG Shares to be cancelled in accordance with Section 4(b)(ii)) and CVG Share equivalents (including options, warrants and other interests convertible into or exchangeable for CVG Shares) outstanding immediately prior to the Effective Time, including for purposes of this computation the aggregate number of CVG Shares issuable upon the exercise in full of all Options outstanding immediately prior to the Effective Time, whether or not vested or currently exercisable;

(xi)                              “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 5, 2010, among the Acquiror, Merger Sub, CVG, each of the Principal Stockholders and Olin Biddy, an individual, solely in his capacity as the initial stockholder representative thereunder;

(xii)                           “Merger Consideration” shall mean the Closing Date Merger Consideration;

(xiii)                        “Option” shall mean an option or similar right to purchase Shares granted under any CVG Equity Plan;

(xiv)                       “Principal Stockholders” shall mean the following Stockholders of CVG: Dana H. Dalton, Olin Biddy and John J. Stover; and

(xv)                          “Stockholders” shall mean the holders of CVG Shares.

(b)                                 Conversion of Outstanding Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of CVG Shares:

(i)                                     CVG Common Stock. Each issued and outstanding share of common stock of CVG (collectively, the “CVG Shares”), other than Excluded Shares, shall be cancelled and retired and converted into the right to receive (A) the Closing Date Per Share Merger Consideration, in cash, without interest, subject to deduction for any required withholding taxes, plus (B) any Merger Consideration which may be payable in respect of such Share pursuant to the Escrow Agreement, at the respective times and subject to the contingencies specified therein and in the Merger Agreement.

(ii)                                  Each CVG Share that is owned by any of the CVG Companies immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(iii)                               All shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock of the Surviving Corporation.

(iv)                              CVG Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing (a “Dissenting Holder”) and who has properly demanded appraisal for such CVG Shares in accordance with the VSCA (such CVG Shares, “Dissenting Shares”), shall not be converted into the right to receive a portion of the Merger Consideration, but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Article 15 of the VSCA. If, after the Effective Time, any such Dissenting Holder fails to perfect or withdraws or loses his right to appraisal, such

Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Dissenting Holder is entitled, without interest, pursuant to Section 4(b)(i) above. CVG shall give the Acquiror (a) prompt notice of any demands received by CVG for appraisal of CVG Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Virginia law and received by CVG relating to Stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Virginia law. CVG shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of CVG, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c)                                  Stock Options.

(i)                                     At the Effective Time, unless otherwise agreed by CVG and any affected holder of Options, each outstanding Option, whether vested or unvested, shall be deemed fully vested and shall be cancelled, and in consideration of such cancellation, the Surviving Corporation shall pay as promptly as practicable to such holder, in full satisfaction of such Option, an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the number of Shares for which such Option is exercisable and (ii) the excess of the Closing Date Per Share Merger Consideration over the exercise price that such Option assigns to each CVG Share; provided, that if the exercise price that such Option assigns to each CVG Share is equal to or greater than the Closing Date Per Share Merger Consideration, such Option shall be cancelled without any cash payment being made in respect thereof.

(ii)                                  Prior to the Effective Time, CVG shall deliver all required notices (which notices shall have been approved by the Acquiror, in its reasonable discretion) to each holder of Options setting forth each holder’s rights pursuant to the respective CVG Equity Plan, stating that such Options shall be treated in the manner set forth in this Section 4(c).

5.                                      Exchange of Shares.

(a)                                 At or prior to the Effective Time, the Acquiror shall appoint a bank or trust company as paying agent in connection with the Merger (the “Paying Agent”) or, at the Acquiror’s option, the Acquiror shall act as Paying Agent. The Acquiror shall make available to the Paying Agent for the benefit of the Stockholders, as needed, the aggregate Closing Date Merger Consideration payable in accordance with Section 4(b) above. Such funds may be invested by the Paying Agent pending payment therefor by the Paying Agent to Stockholders. Earnings from such investments shall be the sole and exclusive property of the Acquiror or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Stockholders.

(b)                                 Within two (2) Business Days following the Effective Time, the Acquiror shall deposit or cause to be deposited (i) with the Escrow Agent for deposit into the Escrow Fund, the Escrow Amount, (ii) with CVG, an amount necessary to make payment of the aggregate amounts due to holders of Options pursuant to Section 4(c) above (the “Option Payment Amount”), (iii) with CVG, an amount necessary to repay all outstanding principal under the CVG Stockholder Loans (the “Stockholder Loan Repayment Amount”), and (iv) with CVG, the BB&T Fee Amount, in each case by wire transfer of immediately available funds. The funds held pursuant to the Escrow Agreement shall be held, invested and distributed as provided in the Escrow Agreement and the Merger Agreement.

(c)                                  As promptly as practicable after the Closing Date, and in any event within five (5) Business Days immediately following the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding CVG Shares (the “Certificates”) and whose CVG Shares were converted with the right to receive the consideration described in Section 4(b) above, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable and in any event within five (5) business days thereafter), an amount in cash equal to (A) the Closing Date Per Share Merger Consideration multiplied by (B) the number of CVG Shares formerly represented by such Certificate, without interest and subject to deduction for any required withholding Taxes, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a person or entity other than the person or entity in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the person or entity requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other taxes required by reason of such payment to a person or entity other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 5, any Certificate (other than Certificates representing CVG Shares owned by a CVG Company and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto (together, in the case of such Shares held by a Principal Stockholder, with any amounts to be distributed to such Principal Stockholders from the Escrow Fund as provided in the Escrow Agreement and the Merger Agreement), in cash, without interest, as contemplated herein.

(d)                                 At the Effective Time, the stock transfer books of CVG shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of CVG. If, after the Effective Time, a Certificate (other than Certificates representing CVG Shares held by a CVG Company) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 5.

(e)                                  All cash paid upon conversion of the CVG Shares in accordance with the terms of this Plan of Merger and all cash deposited with the Escrow Agent and CVG pursuant to Section 5(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to such CVG Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to CVG Shares represented thereby, except as otherwise provided herein or by applicable law.

(f)                                   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to the Acquiror, of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 5(c) for CVG Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a satisfactory indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

(g)                                  Promptly following the date that is six (6) months after the Effective Time, the Acquiror shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Acquiror only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest. Notwithstanding anything to the contrary in this Section 5, to the fullest extent permitted by law, none of the Paying Agent, the Acquiror or the Surviving Corporation shall be liable to any holder of a Certificate for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

6.                                      Withholding Rights. Each of the Acquiror, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any person or entity pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of applicable laws relating to taxes. To the extent that such amounts are so withheld or paid over to or deposited with the relevant governmental authority by the Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the applicable person or entity in respect to which such deduction and withholding was made.

7.                                      Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of CVG and Merger Sub at any time prior to the effective date of the Certificate of Merger; provided, however, that any amendment to this Plan of Merger made subsequent to the approval of this Plan of Merger by the shareholders of CVG and Merger Sub shall not:

(a)                                 alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under the plan by the shareholders;

(b)                                 alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

(c)                                  alter or change any term of the Articles of Incorporation of CVG or Merger Sub.

8.                                      Abandonment. This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time by either Merger Sub or CVG by action of its Board of Directors if and only if the Merger Agreement is terminated in accordance with its terms.

9.                                      Governing Law. This Plan of Merger shall be governed by the laws of the Commonwealth of Virginia.

EXHIBIT B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF THE SURVIVING CORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CVG, INCORPORATED

CVG, Incorporated (the “Corporation”), a corporation organized and existing under the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “VSCA”), hereby certifies as follows:

ARTICLE I

The name of the Corporation is CVG, Incorporated.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

ARTICLE III

The number of shares which the Corporation shall have authority to issue shall be 100 shares of common stock.

ARTICLE IV

The initial registered office shall be located 14432 Albemarle Point PI., Chantilly, VA 20151, in the county of Fairfax, and the initial registered agent shall be Stephen J. Gizinski, III, a resident of Virginia and a director of the Corporation, whose business address is the same as the address of the initial registered office.

ARTICLE V

1.    In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2.    In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in intentional misconduct or a knowing violation of the criminal law or any federal or state securities law.

3.    The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in intentional misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4.     The provisions of this Article shall be applicable to all such proceedings commenced after the adoption hereof, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

5.     The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in section 2 or his entitlement to indemnification under section 3 of this Article.

6.    Any indemnification under section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section 3. The determination shall be made:

(a)  By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b)  If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

(c)  By special legal counsel:

(i)    Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(ii)   If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

(d)  By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section 6 to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7.    (a)  The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section 3 if the applicant furnishes the Corporation:

(i) a written statement of his good faith belief that he has met the standard of conduct described in section 3; and

(ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b)  The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)  Authorizations of payments under this section shall be made by the persons specified in section 6.

8.    The Corporation may indemnify or contract to indemnify any person not specified in section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 3.

9.    The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

10.  Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

11.  Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Dated: March 5, 2010

CVG, Incorporated

/s/ Paul G. Casner, Jr.

By: Paul G. Casner, Jr.
Title: President

0591847 - 9

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, MARCH 5, 2010

The State Corporation Commission finds the accompanying articles submitted on behalf of

CVG, Incorporated

comply with the requirements of law and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF MERGER AND RESTATEMENT

be issued and admitted to record with the articles of merger in the Office of the Clerk of the Commission, effective March 5, 2010. Each of the following:

Alpha Merger Corporation

is merged into CVG, Incorporated, which continues to exist under the laws of VIRGINIA with the name CVG, Incorporated, and the separate existence of each non-surviving entity ceases.

STATE CORPORATION COMMISSION

By	/s/ James C. Dimitri

James C. Dimitri
Commissioner

MERGACPT

CIS0354

10-03-05-0501

I Certify the Following from the Records of the Commission:

The foregoing is a true copy of all documents constituting the charter of Kratos Systems and Solutions, Inc. on file in the Clerk’s Office of the Commission.

Nothing more is hereby certified.

Signed and Sealed at Richmond on this Date:
October 16, 2013

/s/ Joel H. Peck
Joel H. Peck, Clerk of the Commission

CISDJD